Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS
Santa Clara, Calif.—August 2, 2010—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended July 3, 2010.
Highlights for the second quarter include:
•	Total revenues of $68.6 million, up 457% year-on-year and 107% quarter-on-quarter

•	Gross margin of 42.3% and operating margin of 21.1%

•	Sixth consecutive quarter of revenue growth for Intevac Photonics

•	Favorable resolution of Auction Rate Securities arbitration
“We are pleased to report strong financial results for the second quarter that exceeded our earnings per share guidance and met the high end of our revenue guidance,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “The company’s strong operational performance during this significant ramp enabled a more than doubling of revenues over the first quarter. We shipped twelve 200 Lean® systems, a level we have not experienced since early 2007. The hard disk drive industry saw a return to normal seasonality in the second quarter, and the outlook for our media equipment business remains positive for the remainder of the year and into 2011.
“Also in the second quarter, we continued to make progress in expanding our served markets. We shipped our first LEAN SOLARTM deposition system, introduced NanoVistaTM, a solar cell inspection system, and introduced ContinuumTM, a high-productivity wafer handling system. Our Photonics revenue grew 13% quarter-on-quarter and 37% year-on-year, setting another record high in revenues,” concluded Mr. Fairbairn.
“We recently announced the favorable resolution of our Auction Rate Securities (“ARS”) arbitration,” commented Jeff Andreson, Intevac’s chief financial officer. “The award entered by an arbitration panel of the Financial Industry Regulatory Authority (“FINRA”) required Citigroup to repurchase at par $54.8 million in Student Loan ARS. The repurchase was completed and, as a result, our third quarter results will reflect a $3.3 million temporary impairment reversal as well as the addition to our cash balance.”
Second Quarter 2010 Summary
Net income was $12.3 million, or $0.54 per diluted share, compared to a net loss of $4.5 million, or $0.20 per diluted share, in the second quarter of 2009.
Revenues were $68.6 million, including $60.0 million of Equipment revenues and Intevac Photonics revenues of $8.6 million. Equipment revenues consisted of twelve 200 Lean systems, upgrades, spares and service. Intevac Photonics revenues consisted of $4.6 million of research and development contracts and a record $3.9 million of product sales or 46.0% of Photonics revenues. In the second quarter of 2009, revenues were $12.3 million, including $6.1 million of

Equipment revenues and Intevac Photonics revenues of $6.3 million, which included $2.9 million of product sales.
Equipment gross margin improved to 44.9%, compared to 39.2% in the second quarter of 2009, primarily as a result of increased revenues and improved factory utilization. Intevac Photonics gross margin of 24.2% decreased compared to 34.1% in the second quarter of 2009, reflecting higher costs as we ramp to high-volume production our digital night-vision camera module to our NATO customer and lower margins on technology development programs. Consolidated gross margin increased to 42.3%, compared to 36.6% in the second quarter of 2009. Operating expenses were $14.6 million, compared to $12.8 million in the second quarter of 2009.
Order backlog totaled $113.8 million on July 3, 2010, compared to $152.3 million on April 3, 2010 and $44.0 million on June 27, 2009. Backlog as of July 3, 2010 includes fourteen 200 Lean systems, compared to twenty-six on April 3, 2010 and five on June 27, 2009.
First Six Months 2010 Summary
Net income was $13.8 million, or $0.60 per diluted share, compared to a net loss of $10.3 million, or $0.47 per diluted share, for the first six months of 2009.
Revenues were $101.7 million, including $85.6 million of Equipment revenues and Intevac Photonics revenues of $16.2 million, compared to revenues of $24.6 million, including $12.2 million of Equipment revenues and Intevac Photonics revenues of $12.4 million, for the first six months of 2009.
Equipment gross margin improved to 46.1%, compared to 34.5% in the first six months of 2009, primarily as a result of increased revenues and improved factory utilization. Intevac Photonics gross margin of 25.4% decreased compared to 36.7% in the first six months of 2009, reflecting higher costs as we ramp to high-volume production our digital night-vision camera module to our NATO customer and lower margins on technology development programs. Consolidated gross margin increased to 42.8%, compared to 35.6% in the first six months of 2009. Operating expenses were $27.7 million, compared to $26.5 million in the first six months of 2009.
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (800) 642-1687 or, for international callers, (706) 645-9291, and providing Replay Passcode 85773992.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, development and marketing of high productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems to the hard drive industry and offer high productivity solutions to the photovoltaic and semiconductor industries.

Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.
200 Lean® is a registered trademark, and ContinuumTM, LEAN SOLARTM and NanoVistaTM are trademarks, of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,“ “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: supply and demand for hard drives, the amount of incremental capacity being added by the industry in 2010 and 2011, growth in hard drives, and the expected momentum of the Photonics business. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a slowdown in demand for hard drives and the failure to achieve historical growth rates for the Photonics business, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Net revenues
Equipment	$60,028	$6,066	$85,585	$12,184
Intevac Photonics	8,570	6,252	16,155	12,442

Total net revenues	68,598	12,318	101,740	24,626

Gross profit	29,034	4,513	43,512	8,778
Gross margin
Equipment	44.9%	39.2%	46.1%	34.5%
Intevac Photonics	24.2%	34.1%	25.4%	36.7%

Consolidated	42.3%	36.6%	42.8%	35.6%

Operating expenses
Research and development	7,011	7,385	13,555	15,415
Selling, general and administrative	7,558	5,394	14,125	11,103

Total operating expenses	14,569	12,779	27,680	26,518

Income (loss) from operations
Equipment	16,776	(5,659)	20,656	(12,470)
Intevac Photonics	(1,441)	(1,399)	(2,625)	(2,620)
Corporate	(870)	(1,208)	(2,199)	(2,650)

Total operating income (loss)	14,465	(8,266)	15,832	(17,740)

Interest and other income	72	228	463	658

Profit (loss) before income taxes	14,537	(8,038)	16,295	(17,082)
Provision (benefit) for income taxes	2,200	(3,551)	2,528	(6,822)

Net income (loss)	$12,337	$(4,487)	$13,767	$(10,260)

Income (loss) per share
Basic	$0.55	$(0.20)	$0.62	$(0.47)
Diluted	$0.54	$(0.20)	$0.60	$(0.47)
Weighted average common shares outstanding
Basic	22,286	21,930	22,241	21,906
Diluted	22,931	21,930	22,953	21,906

INTEVAC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	July 3, 2010	Dec. 31, 2009
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$26,807	$23,592
Accounts receivable, net	63,583	44,756
Inventories	42,551	19,100
Deferred income tax assets	1,326	1,515
Prepaid expenses and other current assets	7,595	6,687

Total current assets	141,862	95,650

Long-term investments	61,632	66,249
Property, plant and equipment, net	11,927	12,351
Deferred income tax assets	14,636	16,541
Goodwill	7,905	7,905
Other intangible assets, net	3,258	3,537
Other long-term assets	935	1,145

Total assets	$242,155	$203,378

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$16,173	$4,701
Accrued payroll and related liabilities	7,737	2,784
Other accrued liabilities	15,328	11,104
Customer advances	14,502	13,180

Total current liabilities	53,740	31,769

Other long-term liabilities	766	252
Stockholders’ equity
Common stock ($0.001 par value)	22	22
Additional paid in capital	136,834	134,071
Accumulated other comprehensive loss	(2,066)	(1,828)
Retained earnings	52,859	39,092

Total stockholders’ equity	187,649	171,357

Total liabilities and stockholders’ equity	$242,155	$203,378

Note: Amounts as of December 31, 2009 are derived from the December 31, 2009 audited consolidated financial statements.